Exhibit 99.1

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EDITED TRANSCRIPT
WOR - Q3 2014 Worthington Industries Earnings Conference Call

EVENT DATE/TIME: MARCH 27, 2014 / 05:30PM GMT

OVERVIEW:
Co. reported 3Q14 EPS of $0.58.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

CORPORATE PARTICIPANTS
 Cathy Lyttle Worthington Industries, Inc. - VP Corporate Communications & IR
 John McConnell Worthington Industries, Inc. - Chairman, CEO
 Andy Rose Worthington Industries, Inc. - VP, CFO
 Mark Russell Worthington Industries, Inc. - President, COO

CONFERENCE CALL PARTICIPANTS
 Luke Folta Jefferies & Company - Analyst
 John Tumazos John Tumazos Very Independent Research - Analyst
 Phil Gibbs KeyBanc Capital Markets - Analyst
 Sal Tharani Goldman Sachs - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, good afternoon and welcome to the Worthington Industries third-quarter 2014 earnings conference call. (Operator Instructions) This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I would like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin.

 Cathy Lyttle - Worthington Industries, Inc. - VP Corporate Communications & IR

Thanks, John. Good afternoon. Thanks for joining us on our third-quarter conference call. As a reminder, certain statements made on this call are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risk and uncertainties, and could cause actual results to differ from those suggested. Please review our earnings release that we issued this morning for more detail on those factors that could cause actual results to differ materially.

If you would like to listen to today's call again, a replay will be made available later on our Company website, WorthingtonIndustries.com.

In the room with me are John McConnell, Chairman and Chief Executive Officer; Mark Russell, President and Chief Operating Officer; and Andy Rose, Vice President and Chief Financial Officer. John will start us off.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

Well, thank you, Cathy, and good afternoon, everyone. We appreciate your joining us.

I am once again very proud of our employees for producing results in our third quarter which meet our internal objectives of improving year-over-year. In fact, we produced the best third-quarter earnings in our Company's history, and we did so when our results were adversely impacted by extreme weather conditions during the quarter, the impact of which is very difficult to predict or quantify, so we won't even attempt to. But I mention it because I think it helps heighten your appreciation for the achievement of a record quarter.

Now, Andy and Mark will provide the financial and operating highlights from the quarter. So, Andy?

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

 Andy Rose - Worthington Industries, Inc. - VP, CFO

Thank you, John, and good afternoon. The Company continued to perform well in the third quarter of fiscal 2014, led by a very strong performance at Steel, good growth in Cylinders, partially offset by lingering weakness in the Engineered Cabs business and larger than expected losses from our Construction businesses, which we are in the process of exiting.

While it is difficult to quantify, severe weather did affect results, as some of our facilities and some of our customers facilities were forced to close down operations, shipments were delayed and in a few cases power supplies curtailed. We expect that much of the impact will be made up in the next quarter.

Quarterly earnings per share of $0.58 were up 12% or $0.06 per share from last year after excluding restructuring charges. Inventory holding gains were a modest $0.01 per share during the quarter as steel prices overall remained relatively stable.

Several unique items impacted the quarter as follows: $1.4 million of restructuring charges in Steel Processing related to the closure of our Baltimore processing facility. Despite the closure, most of this business was successfully transfer to other Worthington locations. $1.8 million of nonrecurring SG&A expenses for acquisition fees and legal expense accruals in Pressure Cylinders.

$2.5 million of discrete tax items benefited the Company during the quarter, contributing to an estimated annual effective tax rate of 27.3%. Our core rate remains higher at 32.3%.

SG&A increased $12.5 million or 20% year-over-year, but much of that was due to acquisitions. And as a percentage of sales, which we believe is a more important indicator, it has declined from 10.2% to 9.8%.

Cylinders operating income was up 20% to $21.7 million, driven by strong contributions from our branded consumer products, alternative fuels in the US, and the large propane system tank business. Our European cylinder operation declined modestly due to the slow economy and reduced operations in Austria from a fire several months ago.

Steel Processing had a very strong performance with operating income of $28.3 million, an increase of $10.6 million or 60% over the prior year. Steel Processing volumes were up 25%, but only 12% after excluding volumes from newly consolidated TWB. Steel had strength in the automotive and construction end-markets.

While Engineered Cabs recorded a $1.1 million operating loss, directionally we see some positive indications. We have made substantial investments in managerial and transformation resources in this business.

Even though they have increased our manufacturing and SG&A costs, we are beginning to see positive results on the critical foundation metrics of safety, quality, and service levels. We also saw an increase in revenue of 6% over the previous third quarter, the first in some time. The business generated $4.1 million of EBITDA during the quarter.

Unfortunately, we lost almost $3.5 million in our Construction businesses, Mid-Rise and Military Construction. Significant cost overruns at two projects in Military Construction caused a larger than expected loss in the quarter.

We expect to complete the sale of Mid-Rise in the next quarter and are in the process of evaluating the most efficient exit path for Military Construction, giving consideration to all stakeholders including the employees and, of course, our shareholders. We do not expect similar size losses in the fiscal fourth quarter.

Equity income from our joint ventures during the quarter declined $4.5 million, but that was primarily driven by the consolidation of TWB. We received dividends of $22.4 million during the quarter.

Free cash flow for the quarter was $64.5 million after capital expenditures of $21.7 million and dividends of $10.5 million. Yesterday, the Board declared a $0.15 per share dividend for the fourth quarter payable in June of 2014.

We also repurchased 1 million shares for $41 million during the quarter at an average price of $40.76. We have 2.7 million shares remaining under our 2011 authorization.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

Our business continues to perform well and generate a steady amount of free cash flow. Third-quarter EBITDA was $84.8 million. We will continue to pursue a balanced approach to deploying this capital into acquisitions, capital investment, dividends, and share repurchases, as opportunities arise.

Debt decreased by $8.4 million during the quarter. Our balance sheet continues to have modest leverage at 1.2 times debt-to-EBITDA and significant available capital. At quarter end, we had total funded debt of $442 million, and $483 million available under our credit facilities.

Overall, we are pleased with the continued positive momentum in our businesses. Our focus to continually improve our performance is producing steady results, as evidenced by our record earnings per share this quarter. Our acquisition team continues to make progress on investment opportunities that will enable us to expand our capabilities and enter new and fast-growing markets.

We want every operating unit in the Company to contribute positive EBITDA and have a return on investment that is at least our cost of capital with a credible plan to grow. We will continue to add to our already strong team of people and we are excited about what lies ahead.

I will now pass the call to Mark Russell, who will discuss operations.

 Mark Russell - Worthington Industries, Inc. - President, COO

For our Pressure Cylinders segment overall, it was a good quarter, with a 14% increase in revenues and improved gross margin percentages. Our energy business continued their transformation process launch, with focus on increasing operating margins and growing both organically and geographically to serve our rapidly expanding customer base across North America.

Our new cryogenic cylinder product line launched in the US market during the quarter and will soon expand to other countries as regulatory approvals are obtained. Our 75% investment in Aritas will accelerate our global cryogenic growth. Aritas, based in Turkey, is a pioneer in large cryogenic vessels and systems, including liquefied natural gas fuel systems for marine engine applications, LNG transport trailers, LNG iso-containers, as well as LNG satellite stations for both marine, port, and land regasification applications, which are all critical parts of the growing virtual or mobile pipeline infrastructure the world will need to take advantage of abundant, cheap, and clean natural gas.

Our now significantly expanded cryogenic team is already working hard to develop innovative cryogenic LNG solutions for heavy truck and off-road vehicle applications as well, which will complement our growing compressed natural gas and propane alternative fuels businesses. We are well situated to continue to realize significant growth as the global economy begins to capitalize on decades' worth of cheap and clean natural gas supply, starting here in North America.

Compressed or liquefied natural gas is significantly cheaper and cleaner than diesel or gasoline and should be the fuel of choice for virtually anything that moves. Worthington is determined to be a global leader in supplying the solutions that the world needs to take advantage of that.

Engineered Cabs continues to operate in a weak North American environment. Although most mobile equipment manufacturers have forecast a flat 2014, there are some signs of optimism. The annual ConExpo tradeshow this month had the largest turnout since the downturn, and the data shows the construction and forestry industries are experiencing some growth.

As we mentioned last quarter, forestry is often a leading directional indicator in the heavy equipment market. It's usually the first to feel recessionary impacts and the first to show signs of recovery.

These bright spots also show hints of continuing overall economic uncertainty, however, as key decision-makers clearly are opting to rent rather than buy and in some cases are still delaying decisions. For example, the driver of strength in construction is the residential rental market; and the biggest buyers of new building and construction equipment are the rental fleets.

Similarly, while mining activity is up, owners are delaying capital equipment purchases. Our volumes at this point generally match the industry trends, with construction and forestry growing slightly, mining flat, and agriculture retreating slightly; but we expect the agriculture market to be supported going forward by solid grain prices and record beef and dairy prices.

Overall, our largest customers have generally cleared dealer inventory overhangs, and they anticipate volumes going forward will be based on real market demand rather than inventory correction.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

We continue to drive our transformation in the Cabs business with the traveling team set to complete their first loop of the three primary manufacturing locations. Performance data in Cabs continues to show improvement in several key categories, most notably safety, which has been a consistent bellwether leading indicator of overall transformation improvement for us.

Steel Processing continued their trend with another strong quarter, driving many of their metrics to record performance levels. This is an especially noteworthy result considering that we lost several shipping days due to severe weather shutdowns at virtually every location, including in the South.

Direct shipment volume in the base processing business was up 9% compared to last year. Toll volume was up 18%. Comparing that result with the recently reported MSCI shipment data shows our continued strength in the market.

Toll processing demand for our galvanizing lines was especially strong, and direct automotive volume continues to be robust. Agriculture and heavy trucks showed slight increases, and we also saw increases in several construction end-markets.

We did see some slight price erosion compared to last quarter as the mills were challenged to hold on to previously announced increases. However, stronger volumes more than offset the pricing headwinds.

Our headline joint venture with Armstrong, WAVE, turned in another solid quarter. WAVE completed the closure of their Spanish facility during the quarter and successfully transferred production from that plant to other WAVE facilities in France and the United Kingdom.

All of our other JVs and smaller wholly-owned businesses performed as expected in the quarter, with the notable exception of Mid-Rise and Military Construction, as Andy noted previously. John, back to you.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Mark, thank you, and Andy. Reviewed it very nicely for everyone. We will be happy to take any questions you have.

 QUESTION AND ANSWER

 Operator

 (Operator Instructions) Luke Folta, Jefferies.

 Luke Folta - Jefferies & Company - Analyst

 Hi, good afternoon. Wanted to ask firstly on your Steel Processing segments. If we look over the last four years or, so the annual average earnings per ton, EBIT per ton, has been somewhere in the neighborhood of $25 to $30. And each quarter this year we have seen a number north of $30, in the second quarter north of $40; and the average to date is about $37.

So I want to understand what you think the biggest drivers of that upward shift has been.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 It is a base improvement across almost everything they do, but I will let Mark expand on that.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

 Mark Russell - Worthington Industries, Inc. - President, COO

 Well, as you see that number move up over recent years, I think it's a combination of factors. As John alluded to, we are more efficient in acquiring steel; we are more efficient at processing it; and we are more efficient at selling it. So we have a margin improvement on each of those factors.

The other factor is the mix has changed slightly. If you recall, we have done two acquisitions and one of those significantly increased the mix of cold-rolled strip, which is a higher-margin product for us.

We have emphasized commercially trying to keep our higher value-added facilities full. So the proportion that is cold-rolled or galvanized or pickled and further processed, such as blanking, has gone up.

So, factor all those things together and you see the trend that you cited.

 Luke Folta - Jefferies & Company - Analyst

 Okay. Then I am excited about this cryogenic cylinder rollout that you announced during the quarter. Obviously, very strong prospects for that product globally.

I wanted to see if we can quantify in some way what the market opportunity is, or how much capacity you have built, or what do you think the revenue potential is. Just to try to shape up how we should think about trying to model this going forward over the next few years.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 I don't think we are going to be specific. I think the opportunity is large. Mark alluded to -- or he didn't allude to, he talked about when we believe the future of natural gas is going to be, and this is a significant part of that.

It will take us two to three years to really ramp up a large amount of capacity. But it's a very exciting market. It was the last market I think we needed to be in from a cylinder basis, and our gestation with Aritas gives us access to great engineers who specialize in large cryogenic vessels, bring expertise where we are able to accelerate our entry into that market.

Andy? Mark? Anything you want to add?

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 Yes, the only thing I would say is broadly speaking the cryogenics market globally is north of a $1 billion market. The product I think that we launched this quarter, maybe that you referenced early on, is that -- in the US I think that market is probably in the neighborhood of $40 million to $60 million, something like that.

But that is one product. So just give you an order of magnitude.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Yes, look, what we launched in the quarter were industrial cylinders that were designed to hold industrial gases, but they are very similar to the ones we are working on, in the design and introduction phase for alternative fuel systems.

Of course, the Aritas connection leaps us forward in that regard, especially on the larger tank sizes.

 Luke Folta - Jefferies & Company - Analyst

 Okay. Then I guess just further on that, you have done a lot of work on the CNG side of the market, and that is a pretty solid market, good growth prospects there. It also benefits from there only being a few producers of those products, and there has also been some consolidation in that area over the last couple years.

On the cryogenics side, can you give us some sense of what the competitive landscape looks like, both in the US and globally?

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 Yes, it's a very similar. There is a limited number of players in this space. In fact, that's one of the reasons that it probably took us longer than we had hoped to get into this space.

I think the other thing I would say about this market is there's a fair amount of technology in these products. So even if you have the capability of manufacturing a cylinder, it doesn't necessarily mean you have the qualifications to really enter the cryogenics market.

That is why it was so important for us to acquire Aritas, because they have a very deep bench of technology already in the company that we can leverage with our global manufacturing footprint.

 Mark Russell - Worthington Industries, Inc. - President, COO

 We thought that they were the best that we could find for the large cylinders.

 Luke Folta - Jefferies & Company - Analyst

 Okay. I guess lastly on the cylinders, is there -- the acquisition that you have made and maybe just your estimates, can you give us some sense of what you think the margin profile of these products might look like relative to the rest of your business in Cylinders?

 Andy Rose - Worthington Industries, Inc. - VP, CFO

Are you talking specifically about Aritas?

 Mark Russell - Worthington Industries, Inc. - President, COO

 And cryo, yes.

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 Cryogenics?

 Luke Folta - Jefferies & Company - Analyst

 Yes. I guess either or both.

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 Yes, well, I guess the easy way to answer that question is: any investment that we make is going to raise the margins in the Cylinder business. And we fully expect that within the cryogenics space that would be the case as well. So -- when you compare it to existing margins in that business.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Everything we are looking at is higher than the current average.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

 Luke Folta - Jefferies & Company - Analyst

 Okay. All right, gentlemen. Thank you. I will turn it over.

 Operator

 John Tumazos, John Tumazos Very Independent Research.

 John Tumazos - John Tumazos Very Independent Research - Analyst

 Thank you for the presentation. If you lost about two business days due to weather, should we estimate that something like 5% of revenues were lost? Or do you think you made the business up on the other 58 or so days, first?

Second question, are the energy storage cylinders big enough to justify a separate segment? I don't know if you would call it consumer versus industrial, or energy storage versus something else. We see that the revenues from your third and fourth segments are pretty small, although the assets in those two segments combine to $0.5 billion.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Was that it?

 John Tumazos - John Tumazos Very Independent Research - Analyst

Just those two, John.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Okay. Thank you, John. As we said in the beginning, John, we aren't even going to take a stab at actually quantifying the impacts of the weather. I think Andy in his comments indicated we feel much of that will come back.

It was real demand that was unable to move, produce. Customers couldn't receive. Any number of plants were shut down and power interrupted.

So there was a whole bunch of different things going on. It is almost impossible to give you a number with any great confidence.

But again, I think the important thing is we think a lot of that business just pushes into the next quarter. I know you would like to have a specific number; we just can't get there.

The second one on when would we -- I will take the part of the segmentation of this. It's something, as we expand in the Cylinder business, we continually look at. Matter of fact we were talking about that this morning. Do we have things segmented properly? Should they be named something else?

So that is a topic that we are looking at. Did that address both your questions?

 John Tumazos - John Tumazos Very Independent Research - Analyst

 Yes, sir. Thank you.

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 One point of reference, John. We don't do it quarterly, but annually for the last two years in our 10-K we have segmented revenue into four different categories in the Cylinder business: industrial gas, retail, alternative fuels, and -- yes, other, probably.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

 Cathy Lyttle - Worthington Industries, Inc. - VP Corporate Communications & IR

 Retail, industrial.

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 Retail, industrial, alternative fuels, and energy. Thank you.

 John Tumazos - John Tumazos Very Independent Research - Analyst

 Thank you.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Yes, sir. Thank you for joining us today.

Operator

 Phil Gibbs, KeyBanc Capital Markets.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Good afternoon. Thanks for taking my call. I just had a question on the tax line, Andy. You had talked about, I think, a $2.5 million discrete favorable item in the quarter.

Is that more of a true-up for the year? What are we expecting for the tax rate moving forward?

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 That's the best guess for the year, based on where we are. Within the quarter, it was actually a couple of different items.

One was some international tax credit that we were able to take. Another was on releasing a reserve related to a dispute that we had with a state that we resolved favorably.

So those are for the most part one-time items. But we have got our best estimate of what the year is. But this year we have had a number of favorable adjustments, which is why the rate is in the 27% range.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. As far as the management of working capital here, inventories up in the quarter, which makes sense relative to what you have done historically. But a big pickup in payables.

Just curious as to what led that real big upshot, and what we should expect on the working capital side moving forward.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 They are both very closely related. Steel purchases were up as volumes increased, and as a result our payables were up. The payables increase is almost exclusively steel payables to our mill partners.

The other thing I will say about that is it can be a little tricky in terms of the timing. Because if we close the quarter at the end of a month we might make a payment in the next day or two days later, and those payments -- I mean, we buy north of $1 billion worth of steel a year, so they're pretty sizable payments, and they can swing just based on where we make the payment relative to when the quarter ends.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay.

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 I wouldn't say it's anything that concerns us. We continue to do an excellent job of managing our working capital, particularly in and around our steel purchases.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 The quarterly CapEx here, $22 million, I think the biggest quarterly number I have seen from you as a Company. I am going back here for at least a decade.

So where was the investment, call it aggressive during the quarter? And what should we expect for the balance of the year and maybe on a more normalized basis?

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 Our CapEx has increased this year and is going to remain somewhat elevated next year. The good news on that front is a good portion of what we are spending is capacity expansions.

We also have -- we are building a new cryogenics facility in Turkey. That construction is just getting underway.

We're doing some work in Austria in our European cylinder facility. And we have also added some capacity here in the US.

In particular, we just talked about the industrial gas cryogenics cylinder. We actually added some manufacturing capacity at one of our existing facilities.

The other thing that is going on there is we now consolidate TWB, so we have their CapEx now in our numbers. And we will give you, as we get to the next quarter, we will give you a good number for the following year; but I would say we're going to probably stay at a similar level in fiscal 2015 as we have been in 2014.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. Then just last question, just on Cylinders. I know not all units at this point are created equal. That's a pretty big sequential lift in volume.

Can you talk about maybe some of the moving pieces there? Big lift in consumer, possibly from a seasonal perspective; or are we seeing any, call it sequential lift in the energy business? Or what is really driving that?

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 Yes, again, you're right on top of this one, Phil. The volume numbers between our retail business and our energy business are tens of millions apart. And so the energy volume -- and that is one of the reasons we are looking at further segmentation in Cylinders.

Because we had a very strong quarter for our retail product lines, which the two largest in there are the 16-ounce camping cylinder and the hand-torch cylinder. And if you think about a cold winter, propane fuel is obviously going to be big. And a lot of bursting pipes, you think about a lot of hand torches being used.

So that is a lot of volume between those two right there. So it is hard to analyze what is going on relative to the energy business when those numbers just get buried.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. And sorry, I had another one before I forget. I know, Mark, you gave a little bit of color on your growth in the base business in toll versus direct. But what should we look at as far as the mix?

I know you have given it in the past as far as percentage direct versus toll. Thanks.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Long term, you are still going to see it vary around 50-50. We happened to pick up a lot of toll volume this past quarter on the coated side. That was what was driving that for this quarter.

We're not trying to emphasize either part of that business. Happy to grow both of them.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Do we have another question?

 Operator

 Sal Tharani, Goldman Sachs.

 Sal Tharani - Goldman Sachs - Analyst

 Good afternoon. I wanted to ask you if you are seeing any increased activity on the aluminum side in your tolling business as automotives are moving towards aluminum. Have you been retooling your equipment? And are you capable of handling those?

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Sal, so far that has not affected our volumes in any material way whatsoever, and they have continued without much impact at all. We are prepared in a couple of the businesses to be able to easily transition to processing aluminum.

That is not true of all of them; but several of them it would not be hard at all. All we'd have to do is change some handling equipment from magnetic to pneumatic, and we would be there.

So that's an option for us. We have not done that because we are full with what we've got.

And longer-term, I will just take this opportunity to talk about the longer-term threat, because the F-150 has been big news. All I can say is that affect on what we do is going to be long-dated and happen over a period of years.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

 Sal Tharani - Goldman Sachs - Analyst

 Great, thank you.

 Operator

(Operator Instructions) Luke Folta.

 Luke Folta - Jefferies & Company - Analyst

 Hi, thanks for taking my question. I wanted to follow up on the hot-rolled coil outlook. We have heard from some of our contacts that -- we're hearing conflicting things.

We are hearing that there is some delay in terms of import volumes that could be showing up in the Midwest, that could have some impact on pricing in the region going forward there, just given the logistical constraints. On the other side of it, we are hearing that the price increases are being successfully implemented in some cases, and we're seeing some push-out in lead times following the announcements.

So I guess I'm just trying to get a sense of where we are heading directionally. Do you have any thoughts on that?

 Mark Russell - Worthington Industries, Inc. - President, COO

 Other than we don't see much more than you do, and you probably see some things we don't. But scrap is up and the spot price is up slightly, and the imports are coming. We track those by shipload if we can.

So we have some imports coming, and we see that balance as being reflected accurately in the forward curve of the market. So if you look at the forward curve in the futures market, it is pretty flat, and that is out for more than 24 months.

So that is the best guess by people who are willing to bet real money on their guesses. So that is the best indication we have.

 Luke Folta - Jefferies & Company - Analyst

 Okay. Then just on utilization, across your processing facilities, can you give us some sense of where utilization rates are, if you look at it that way?

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 I think across all the facilities we are at like 55%, but you really have to go facility by facility, and probably even more so product line by product line. In some of the higher value-added markets, we are a little bit higher capacity utilization than we would be in some of the more commodity-oriented product lines.

 Luke Folta - Jefferies & Company - Analyst

 What would you be on, say, the cold-rolled strip asset?

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 I think we're getting up there in terms of capacity utilization. That's one of the areas --

 Mark Russell - Worthington Industries, Inc. - President, COO

 Cold-rolled strip and also coating, I would call it closer to 90% of practical utilization.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

 Luke Folta - Jefferies & Company - Analyst

 Okay. Would you consider expanding in these areas any time over the next 12 to 24 months?

 Mark Russell - Worthington Industries, Inc. - President, COO

 If our customers need it, absolutely. Yes.

 Andy Rose - Worthington Industries, Inc. - VP, CFO

 We have already made some investments in the cold-rolling market there.

 Mark Russell - Worthington Industries, Inc. - President, COO

 In the last five years or so we expanded both of the coating facilities by 20% in terms of capacity.

 Luke Folta - Jefferies & Company - Analyst

 Okay. If you were to make a further expansion from here, what sort of investment would that entail and like what would the assets be?

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 I couldn't comment on that, Luke. We have, obviously, both greenfield and acquisition options there.

 Luke Folta - Jefferies & Company - Analyst

 Right. Okay. Thanks a lot.

 Operator

 To the presenters, no further questions in queue.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Okay. We are very confident in our ability to finish the fiscal-year 2014 off with a very strong performance. Again, we appreciate your joining us today and we look forward to speaking with you in June. Thank you.

 Operator
 Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.

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MARCH 27, 2014 / 05:30PM GMT, WOR - Q3 2014 Worthington Industries Earnings Conference Call

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